Exhibit 10.3

Keystone Automotive Industries, Inc.

Nonqualified Stock Option Award Agreement

THIS AGREEMENT, effective June 14, 2006, represents the grant of a nonqualified stock option (“Option”) by Keystone Automotive Industries, Inc. (the “Company”) to the Participant named below, pursuant to the provisions of the 2005 Omnibus Incentive Plan (the “Plan”).

The Plan provides a complete description of the terms and conditions governing this Option. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1. General Option Grant Information. The individual named below has been selected to be a Participant in the Plan and receive a Nonqualified Stock Option (NQSO) grant, as specified below:

(a) Participant: Richard L. Keister

(b) Date of Grant: June 14, 2006

(c) Number of Shares Covered by this Option: 150,000

(d) Option Price: $35.94

(e) Date of Expiration: June 14, 2016

2. Grant of Option. The Company hereby grants the Participant an Option to purchase the number of Shares set forth above, at the stated Option Price, which is one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant, in the manner and subject to the terms and conditions of the Plan and this Agreement.

3. Option Term. The term of this Option begins as of the Date of Grant as set forth above and shall expire on the Date of Expiration as set forth above (“Option Term”), unless sooner terminated in accordance with the terms of this Agreement.

4. Vesting Period. The Option does not provide the Participant with any rights or interests therein until it vests in accordance with the following:

(a) Thirty-three and one-third percent (33• 1/3%) of the Option (rounded to a whole Share) will vest on each of the third, fourth and fifth anniversaries of the Date of Grant, provided that either (a) the Participant has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through each such anniversary or anniversaries, or (b) an event described in subparagraphs (a) through (e) of Paragraph 7 below occurs, in which case the provisions of Paragraph 7 will control as to the vesting of the Options.

5. Exercise. Notwithstanding anything set forth herein, all Options terminate, have no further force or effect and may not be exercised from and after the expiration of the Option Term. The Participant or the Participant’s representative upon the Participant’s death (as determined in accordance with Section 15 of the Plan) may exercise this Option to the extent vested as follows, but under no circumstances may such Option be exercised on or after the Date of Expiration:

(a) In the event of a termination of employment under Paragraph 7(d) below, vested options may be exercised for a period of 90 days after termination.

(b) In the event of a termination of employment under Paragraph 7(a) below, vested options may be exercised for a period of 15 months after termination.

(c) In the event of a termination of employment under either Paragraph 7(b) or 7(c) below, vested options may be exercised for a period of 27 months after termination.

6. How to Exercise. Once vested, the Options hereby granted shall be exercised by written notice to Company’s Chief Financial Officer (CFO) or such other administrator as may be designated by the CFO, specifying the number of Shares subject to this Option that the Participant then desires to exercise. The Option Price upon exercise of these Options shall be payable to the Company in full either: (a) in cash or its equivalent (acceptable cash equivalents shall be determined at the sole discretion of the Committee but shall include a certified check); or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six months prior to their tender to satisfy the Option Price); or (c) by a combination of (a) and (b).

Subject to the approval of the Committee, the Participant may be permitted to exercise pursuant to a “cashless exercise” procedure, as permitted under Federal Reserve Board’s Regulation T, subject to securities law restrictions, or by any other means which the Committee, in its sole discretion, determines to be consistent with the Plan’s purpose and applicable law.

As promptly as practicable after receipt of notice and payment upon exercise, the Company shall cause to be issued and delivered to the Participant or his or her legal representative, as the case may be, certificates for the Shares so purchased. The Share certificates shall be issued in the Participant’s name (or, at the discretion of the Participant, jointly in the names of the Participant and the Participant’s spouse). The Company shall maintain a record of all information pertaining to the Participant’s rights under this Agreement, including the number of Shares for which the Options are exercisable. If all of the Options granted pursuant to this Agreement have been exercised, this Agreement shall be returned to the Company and canceled.

7. Termination of Employment. In the event of the termination of Participant’s employment for one of the events described in subparagraphs (a) through (d) below, the vesting and termination of the Options shall take place as follows:

(a) If the Participant’s employment terminates during the Option Term by reason of death, a disability event (as that term is defined in the Separation Agreement with Participant dated February 26, 2007 (the “Separation Agreement”)) or Early Retirement as defined herein, the number of Options vested and subject to exercise shall equal the number of months from and including June 2006 through the beginning of the month in which the date of termination occurs (unless the date of termination occurs on or after the 15th of such month, in which case the number of months will be calculated through the end of such month), divided by 60, times 150,000 (subject to adjustment in accordance with Section 4.4 of the Plan). Unvested Options shall terminate at the date of termination. Early Retirement is defined as a termination of employment by Participant after Participant has reached age 62 and before Participant reaches age 65.

(b) If the Participant terminates his employment after reaching age 65, the Options shall be fully vested as of the date of termination.

(c) If the Participant’s employment terminates during the Option Term due to dismissal by the Company without Cause, or Participant terminates his employment for Good Reason (in each case as those terms are defined in the Separation Agreement), the Options shall be fully vested as of the date of termination.

(d) If Participant’s employment terminates during the Option Term due to dismissal by the Company for Cause (as defined in the Separation Agreement) or Participant voluntarily terminates employment other than for Good Reason (as defined in the Separation Agreement) prior to reaching age 62, all unvested Options shall immediately terminate.

8. Change in Control. In the event of a Change in Control of the Company, as defined in Section 2.8 of the Plan, except to the extent that another award meeting the requirements of subsection (a) below (a “Replacement Award”) is provided to replace the Option (the “Replaced Award”), the Participant’s outstanding Option will become fully vested and exercisable.

(a) An Award shall meet the conditions of this Section 8(a) (and hence qualify as a Replacement Award) if: (i) it has a value at least equal to the value of the Replaced Award; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (iii) its other terms and conditions are not less favorable than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control); and (iv) that the Replacement Award complies with the requirements under Code Section 409A so that the Replacement Award is not deemed the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. The determination of whether the conditions of this Section 8(a)(i) through (iii) are satisfied will be made by the Committee (as defined in the Plan), in its good faith discretion. The condition in this Section 8(a)(iv) shall be satisfied only upon receipt by the Participant of an opinion (in form and substance reasonably satisfactory to the Participant) of counsel to the effect that the condition is satisfied. Such counsel will be selected by the Committee and reasonably satisfactory to the Participant.

(b) If during the two (2) year period after the Change in Control the Company terminates the Participant’s employment other than for Cause (as defined in the Separation Agreement), or the Participant terminates employment for Good Reason (as defined in the Separation Agreement), all Replacement Awards the Participant holds will become fully vested and exercisable. All Options the Participant held immediately before termination of employment that the Participant held as of the date of the Change in Control or that constitute Replacement Awards will remain exercisable for 27 months following the Participant’s termination or until the expiration of the stated term of such Option, whichever period is shorter.

If the conditions of subsection (a) above are not met upon a Change in Control, as determined in the sole discretion of the Committee, all then-outstanding Options shall become fully vested and exercisable.

9. Nontransferability. This Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, except as provided in the Plan. No assignment or transfer of the Option, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or as otherwise required by applicable law, shall vest in the assignee or transferee any interest whatsoever.

10. Administration. This Agreement and the Participant’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

11. Requirements of Law. The granting of this Option shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan (the “Withholding Taxes”). If the Participant is entitled to receive Shares upon exercise of this Option, the Participant shall pay the Withholding Taxes to the Company in cash prior to the issuance of such Shares or have the Company withhold Shares having the Fair Market Value of the Withholding Taxes.

13. Continuation of Employment. This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, its Affiliates and/or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s, its Affiliates’ and/or its Subsidiaries’ right to terminate the Participant’s employment at any time.

14. Amendment to the Plan. The Plan is discretionary in nature and the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval.

15. Successor. All obligations of the Company under the Plan and this Agreement, with respect to the Option, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

16. Investment Representation. Unless a registration statement under the Securities Act of 1933, as amended (and applicable state securities laws), is in effect with respect to the Shares issued on the date of exercise of the Option, Participant, or his designated beneficiary, agrees with, and represents to, the Company that Participant is acquiring the Shares for the purpose of investment and not with a view to transfer, sell, or otherwise dispose of the Shares. The Company may require an opinion of counsel satisfactory to it prior to the transfer of any Shares to assure at all times that it will be in compliance with applicable federal and state securities laws.

17. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the state of Tennessee without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the state of Tennessee.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on February 26, 2007.

Keystone Automotive Industries, Inc.

By:	/s/ Ronald G. Foster
Name:	Ronald G. Foster
Its:	Chairman of the Board

/s/ Richard L. Keister
Richard L. Keister